As filed with the Securities and Exchange Commission on May 23, 2008.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-3D

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EVERGREENBANCORP, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	91-2097262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Third Avenue, Suite 2100

Seattle Washington 98101

(206) 628-4250

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Gerald O. Hatler

Vice Chairman of the Board, President and CEO

1111 Third Avenue, Suite 2100

Seattle, Washington 98101

(206) 628-4250

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of communications to:

Stephen M. Klein

Graham & Dunn PC

Pier 70

2801 Alaskan Way, Suite 300

Seattle, Washington 98121-1128

(206) 624-8300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  From time to time as soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	125,000 Shares	$11.50	$1,437,500	$56.50

1.	This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Dividend Reinvestment Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”).
2.	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of a share of the Company’s common stock as reported on the OTC Bulletin Board on May 21, 2008.

Prospectus

EVERGREENBANCORP, INC.

DIVIDEND REINVESTMENT PLAN

To the Shareholders of EvergreenBancorp, Inc:

I am pleased to invite you to become a participant in our newly established Dividend Reinvestment Plan, under which you may purchase EvergreenBancorp, Inc. (the “Company” or “EvergreenBancorp”) common stock by reinvesting all or any part of your cash dividends. The Plan provides a convenient way for you to invest in our common stock without brokerage fees or other hidden service charges. The Plan is set out in full in this prospectus.

When you reinvest your dividends, the Plan Administrator will credit shares of EvergreenBancorp stock to your account based on a price calculated in one of two ways. If the shares are purchased on the open market or in privately negotiated transactions, the price will be the weighted average of the prices the Plan Administrator actually paid for the shares. If the shares are purchased directly from EvergreenBancorp, the price will be the average closing price of EvergreenBancorp stock over the 15 trading days preceding the date of purchase.

You may enroll in the Plan by simply completing an Authorization Form and returning it to Registrar and Transfer Company, the Plan Administrator.

Upon becoming a participant in the Plan, your dividends will automatically be reinvested quarterly until you provide further instructions to the Plan Administrator.

If you do not wish to participate in the Plan, you will continue to receive your dividends by check. If you do choose to participate, you may terminate your participation in the Plan at any time.

Sincerely,

Gerald O. Hatler President and Chief Executive Officer

This prospectus relates to 125,000 authorized shares of common stock of EvergreenBancorp, which have been registered for sale under the Plan and an indeterminate number of shares that may be purchased on the open market. You should read this prospectus carefully so you will understand the features of the Plan. You should keep this prospectus for future reference.

EvergreenBancorp’s shares are traded on the OTC Bulletin Board under the ticker symbol “EVGG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is May 23, 2008

EVERGREENBANCORP, INC.

DIVIDEND REINVESTMENT PLAN

OVERVIEW: ADVANTAGES OF THE PLAN

The Plan is simple and convenient

•	Your dividends are sent directly to Registrar and Transfer Company, the Plan Administrator, each quarter. Once you enroll, there is nothing more you need to do.

•	All shares purchased through the Plan are retained in your account, which means that your certificates cannot be lost, misplaced or stolen.

•

On your written request, the Plan Administrator will send you a certificate for any full shares or, if you prefer, will sell some or all of the shares credited to your account and will send you the proceeds.

Your dividends will be promptly reinvested

•	Your dividends are invested in Company shares promptly on the dividend payment record date, or as soon after that date as is practical.

Shares will be purchased at no cost to you

•	You pay no service charge or brokerage commissions in connection with the purchase of shares under the Plan.

Your money is fully invested

•	Because you pay no service charges or brokerage commissions when you purchase shares under the Plan, the dividends invested for you in the Plan are utilized 100% on your behalf.

Your investments will benefit from a compounding effect

•	Your investment builds on itself, much like compound interest, because your increased holdings will generate additional dividend income which will also be reinvested.

The record-keeping is simple

•	Following each investment for your account, the Plan Administrator will send you a statement showing shares purchased for you and the total shares held for you.

Participation is entirely voluntary

•

The Plan is entirely voluntary. You may terminate your participation at any time by written request. When you terminate, you may withdraw the full shares credited to your account plus a cash payment for any fractional shares based on the prevailing market price (the average closing price over the preceding 15 trading days) of Company stock, or upon request, the Plan Administrator will sell the full shares credited to your account and send you the net proceeds (actual sales price less any service charges and commissions).

DESCRIPTION OF THE PLAN

The following, in question and answer format, constitute the provisions of the Plan.

PURPOSE

1.	What is the purpose of the Plan?

The principal purpose of the Plan is to provide the Company’s shareholders with a simple and convenient way to invest cash dividends in additional shares of Company stock without paying any trading fees, services charges or other expenses. Your investment under the Plan is limited to cash dividends paid on your shares of Company common stock.

In addition, to the extent shares are purchased directly from the Company, and not in the open market, the Plan provides the Company with an additional source of capital, without the costs involved in traditional stock offerings.

ADMINISTRATION

2.	Who administers the Plan?

The Plan will be administered by Registrar and Transfer Company, (the “Plan Administrator”) as agent for the shareholders who participate in the Plan. The responsibilities of the Plan Administrator are described in Question 20 below. You can contact the Plan Administrator or obtain information and perform certain other transactions on your account as follows:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5948

www.rtco.com

PARTICIPATION

3.	Am I eligible to participate?

If you are a holder of record of Company common stock, you are eligible to participate in the Plan except as described in the following paragraph. If you are not a holder of record, but you are the beneficial owner of Company shares that are registered in another name (for example, your broker or bank nominee), then you must become a shareholder of record by having such shares transferred to your name, in order to participate. Your broker or nominee can help you do this. The Company does not charge you a fee to register shares in your name, but your broker or nominee may charge a fee.

Shares held in an individual retirement account (IRA) or similar accounts are not eligible to participate in the Plan.

The Company reserves the right to deny participation in the Plan to any record holder who resides in a jurisdiction having laws or regulations that impose conditions on the Plan, or the issuance of shares under the Plan, that are unacceptable to the Company. Consequently, the Plan may not be available to shareholders who live in certain states or in countries other than the United States.

4.	How can I participate?

You may join the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator. You may request an Authorization Form at any time by written request to the Plan Administrator, at the address shown under Question 2. If you have more than one account, you must submit an authorization for each account. Once you are enrolled in the Plan, you do not need to do anything further to continue your participation.

5.	Is partial participation in the Plan possible?

Yes. If you desire the dividends on only some of your shares to be reinvested under the Plan, you may indicate such number of shares on the Authorization Form under “Partial Dividend Reinvestment.”

6.	When can I join the Plan?

You may join the Plan at any time, as long as you are an eligible shareholder (see Question 3).

If your properly completed Authorization Form is received by the Plan Administrator at least five business days before the record date preceding a particular quarterly dividend payment, the reinvestment will begin with that payment. If the Authorization Form is received after that date, that dividend will be paid in cash, and the reinvestment of dividends under the Plan will not begin until the next dividend.

The record date for the Company’s quarterly dividends occurs in February, May, August and November of each calendar year. The record date will be approximately 15 days prior to the dividend payment date. The Company’s Board may change the amount and timing of dividends at any time without notice. The Plan does not represent a guarantee of future dividends.

7.	What does the Authorization Form provide?

The Authorization Form allows you to elect (by checking the appropriate box) either full or partial dividend reinvestment under the Plan. If you elect “Full Dividend Reinvestment” dividends on all of the Company stock then or subsequently registered in your name, together with all shares credited to your account under the Plan, will be reinvested under the Plan.

If you elect “Partial Dividend Reinvestment” you should designate in the appropriate space the number of shares that you wish to have included in the Plan. Only the dividends on those shares, together with dividends on shares credited to your account under the Plan, will be reinvested under the Plan. Cash dividends on those shares not included in the Plan will continue to be paid in the customary manner.

If you do not wish to participate in the Plan, do not sign or return the Authorization Form. You will continue to receive dividends on shares registered in your name, by check as usual.

COSTS OF PARTICIPATION

8.	Will I be charged any fees if I participate in the Plan?

You will incur no trading fees or other service charges for purchases of shares for your account made under the Plan. The Company pays all of the costs of administration of the Plan. If you sell shares that you hold in the Plan, you will incur certain costs, which are described under Questions 14 below. See also Question 16 below for a summary of certain federal income tax consequences of participating in the Plan.

PURCHASE OF SHARES

9.	How many shares will be purchased for my account?

The number of shares purchased for you depends on the amount of the dividend that you receive, the amount of the dividend that you elect to invest, and the market price of Company stock. The number of shares purchased for your account will equal the amount to be invested divided by the applicable purchase price per share. Your account will be credited with that number of shares, including fractions computed to three decimal places.

10.	When and at what price will shares be purchased for my account?

The Plan Administrator will purchase shares for your account in one of the following ways, which will be in the Company’s sole discretion (based on the availability of shares and other relevant market factors):

•	On the open market or in privately negotiated transactions;

•	Directly from the Company; or

•	In any combination of the above.

Shares that are purchased directly from the Company with reinvested dividends will be purchased as of the dividend payment date.

If the Company directs the Plan Administrator to purchase shares for your account on the open market or in privately negotiated transactions, those purchases will occur on the dividend payment date or as soon thereafter as is practical.

Any purchase may be delayed if necessary to satisfy securities law requirements or for other reasons.

You will become the owner of the shares purchased for you under the Plan on the date that such shares are purchased; however, for federal income tax purposes, your holding period will begin on the following day.

The price of shares purchased directly from the Company with reinvested dividends will be equal to the “current market value” of the shares. The current market value will be deemed to be the average closing price of the Company’s stock as reported on the OTC Bulletin Board over the 15 trading days preceding the date of purchase.

If the Plan Administrator purchases Company shares for your account in the open market or in privately negotiated transactions, the purchase price will be the weighted average of the price actually paid for such shares. The Company will pay any trading fees or similar expenses incurred in connection with those purchases.

You should be aware that, since purchase times and prices are determined as described above, you will not be able to select the timing and pricing of investments in Company shares made through the Plan. This means you will bear the market risk associated with fluctuations in the price of the shares. Also, because the purchase prices are averages, they may exceed the actual price at which the shares are trading on the date of purchase.

CERTIFICATES FOR SHARES

11.	Will certificates be issued to me for shares purchased under the Plan?

No stock certificates will be issued for shares purchased under the Plan. Such shares will be maintained in your Plan account in noncertificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. You will see the number of shares purchased for your account on your Plan statement. Dividends on all shares held in safekeeping will be reinvested. Only shares held in safekeeping may be sold through the Plan.

You may request a stock certificate for any number of whole shares credited to your account by completing and signing a Withdrawal Request Form and mailing it to the Plan Administrator. Upon its receipt of such a request, the Plan Administrator will issue a certificate in your name and forward it to you. No certificates for fractional shares will be issued. Any remaining full and fractional shares will continue to be held in your account.

Withdrawal Request Forms may be obtained at any time by written request to the Plan Administrator via mail or facsimile or online, at the address, number or website address shown under Question 2.

If you receive a stock certificate representing shares that had been held in you account under the Plan, as described above, the reinvestment of dividends on those shares will not be affected, unless you request that dividend reinvestment on those shares be discontinued.

12.	In whose name will certificates be issued?

Accounts under the Plan are maintained in the name(s) in which the stock is registered. Certificates issued to you will be registered in the same name(s).

PLEDGE OF SHARES

13.	May I pledge my Plan shares as security for a loan?

Shares credited to your account may not be pledged. If you wish to pledge such shares, you must request and obtain a stock certificate for such shares as provided under Question 11.

TERMINATION

14.	What happens if a participant wishes to terminate participation in the Plan?

You may terminate your participation in the Plan at any time by notifying the Plan Administrator in writing. To be effective for any given dividend or distribution payment date, the written notice to terminate must be received by the Plan Administrator before the record date for the dividend or distribution payment. All dividends or distributions with a record date after receipt of your notification will be sent directly to you. Medallion Signature Guarantee required for sale requests of $10,000 or higher.

Upon termination of your participation you will receive a certificate for the number of full shares of common stock held for you by the Plan Administrator at no charge. At the same time, you will receive a check in payment for any fractional shares in your account, valued at the then current market value of our common stock, less any applicable brokerage commissions and any other costs of sale. If you prefer, you can request that your full shares of common stock held by the Plan Administrator be sold, and you will receive a check for the proceeds, valued at the then current market price of our common stock, less any applicable brokerage commissions and any other costs of sale.

On termination, your Plan account will be closed and no further dividends will be reinvested for you under the Plan.

Generally, termination will be effective as of the date on which the Withdrawal Request Form is received by the Plan Administrator. However, if your Form is received after a dividend record date, the withdrawal will not be effective until the first business day after that dividend is paid, in which case the dividend will be reinvested in accordance with the Plan.

If you elect to terminate, you may choose to receive a stock certificate (and cash for any fractional share), or cash. If you choose to receive a stock certificate, one for all whole shares will be forwarded to you together with a cash payment for any fractional shares held in your account. The amount of the cash payment on fractional shares will be determined, as of the effective date of your withdrawal, in the same manner as the purchase price for shares under the Plan. If you elect to receive cash, the shares in your Plan account will be sold and the net cash proceeds (actual sales price less any trading fees, service charges and applicable taxes) will be forwarded to you.

Timing and Control: Because the Plan Administrator will sell the shares on behalf of the Plan, neither EvergreenBancorp nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuation in the price of the Company’s Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of EvergreenBancorp’s Common Stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

SALE OF SHARES NOT HELD BY PLAN

15.	What happens if I sell my shares that are not held by the Plan?

Sale or transfer of shares of Company stock represented by certificates registered in your name will not constitute a discontinuance of the automatic reinvestment of dividends under the Plan (except as to the shares sold or transferred). Even if you sell or transfer all of your shares, dividends on the shares held for you in your account by the Plan Administrator will continue to be reinvested, until notice of termination is received from you and becomes effective as explained in Question 14.

FEDERAL INCOME TAX

16.	What are the federal income tax consequences of participation in the Plan?

The automatic reinvestment of dividends and distributions will not relieve you of any income tax liability associated with such dividend or distribution. As a participant in the Plan, you will be treated for Federal income tax purposes as having received, on the dividend or distribution payment date, a dividend or distribution in an amount equal to the cash that you could have received instead of shares. The tax basis of such shares will equal the amount of such cash.

As a participant, you will not realize any taxable income upon receipt of a certificate for whole shares credited to your Plan account either upon your request for a specified number of shares or upon termination of your participation in the Plan. As a participant, you will receive early in each year a Form 1099 regarding the Federal income tax status of all dividends and distributions taxable during the previous year.

In addition, in the case of shares purchased on the open market with reinvested dividends or optional cash contributions, the amount of any brokerage commissions paid on your behalf by EvergreenBancorp will be treated as a distribution subject to income tax in the same manner as dividends.

You should consult your own tax advisor regarding your specific tax situation and the tax effects of your participation in the Plan.

REPORTS TO PARTICIPANTS

17.	What kind of reports will I receive if I participate in the Plan?

You will receive a statement of your account quarterly, showing all transactions occurring during the period. Such statements will provide you with a continuing record of the cost of purchases, and you should retain them for tax purposes. In addition, as a shareholder you will continue to receive copies of all annual and quarterly repots, notices of shareholders’ meetings, proxy materials and other communications sent to the Company’s shareholders.

OTHER INFORMATION

18.	What happens if the Company issues a stock dividend or declares a stock split?

If you participate in the Plan, any stock dividend (that is, a dividend payable in shares of stock) or stock split distributed on shares of common stock registered in your name will be mailed directly to you in the same manner as to shareholders who are not participants in the Plan. Any stock dividends or stock splits on shares of common stock purchased for you under the Plan and held in your account by the Plan Administrator will be credited to your Plan account.

19.	How will my shares be voted at meetings of shareholders?

All shares of common stock held for your account under the Plan may be voted by you at shareholders’ meetings in the same manner as other shares registered in you name. A proxy form will be sent to you with respect to each shareholders’ meeting. When you return the executed proxy, all shares will be voted as directed. If you attend the shareholders’ meeting in person, you may vote such shares in person at the meeting, whether or not you have sent in the proxy.

20.	What are the responsibilities (and limitations of responsibilities) of the Company and the Plan Administrator?

The Plan Administrator acts as your agent. It receives your dividend payments, invests those amounts in shares of common stock, sells shares upon participant request, keeps records for the Plan, sends statements of account to you, and provides you with information about all transactions in, and the status of, your account.

All notices from the Plan Administrator to you as a participant will be addressed to you at your last address of record with the Plan Administrator. This mailing to your last address of record will satisfy the Plan Administrator’s duty of giving notice to you. Therefore, if you change your address, you must promptly notify the Plan Administrator.

Neither the Company nor the Plan Administrator, in administering the Plan, has any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan. They will not have any duties, responsibilities or liabilities except those that are expressly set forth in the Plan.

Participants must recognize that neither the Company nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

Any obligation to offer, issue or sell stock under the Plan is subject to our obtaining any necessary approval, authorization and consent from any regulatory agencies having jurisdiction over the issuance and sale of the stock. The Company may elect not to offer or sell stock in jurisdictions where, in its discretion, the burden or expense of compliance with applicable laws makes such offers or sales impracticable or inadvisable.

21.	Who interprets and regulates the Plan?

The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with the Plan’s terms and conditions. The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan’s operation.

22.	May the Plan be changed or discontinued?

While the Company hopes to continue the Plan indefinitely, it reserves the right to modify, suspend or terminate the Plan at any time. You will be notified of any such action.

USE OF PROCEEDS

The Company will use the net proceeds from the sale from time to time of the common stock offered under the Plan for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.evergreenbancorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated by reference into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later filed information filed with the SEC will update and supersede this information. The following documents that we have filed with the SEC are incorporated by reference into this prospectus:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007; and

(3)	The description of our common stock contained in our registration statement on Form S-1 (No. 333-137062) filed with the SEC on September 1, 2006, and all amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering of the common shares pursuant to the Plan covered by this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any subsequently filed document (that also is or is deemed to be incorporated by reference in this prospectus) modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, on the written, oral or electronic request of such person, a copy of any or all documents incorporated herein by reference. Written requests should be directed to EvergreenBancorp, Inc., 1111 Third Avenue, Suite 100, Seattle, Washington 98101, Attention: Investor Relations, or email gordon.browning@evergreenbancorp.com.

We will make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act as soon as practicable after we electronically file such material with, or furnish it to, the SEC.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws contain provisions for the indemnification of our officers and directors in connection with certain types of legal liability incurred by such individuals because of actions or omissions in their capacities as officers or directors. Such provisions do not allow indemnification, however, in connection with a proceeding by or in the right of the Company in which the officer or director is adjudged liable to us, or any other proceeding charging improper personal benefit to the individual, whether or not involving action in such person’s official capacity, in which such person is adjudged liable on the basis that personal benefit was improperly received. We also maintain a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for the Company by Graham & Dunn PC, Seattle, Washington.

EXPERTS

Crowe Chizek and Company LLC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on the report of Crowe Chizek and Company LLC, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The estimated expenses, other than underwriting or broker-dealer fees, discounts or commissions, in connection with the offering are as follows:

Securities Act Registration Fee*	$56.50
Printing and Engraving Expenses*	$0.00
Legal Fee and Expenses*	$10,000.00
Accounting Fees and Expenses*	$5,000.00
Miscellaneous*	$500.00

*	All of the above amounts are estimated.

Item 15.	Indemnification of Directors and Officers

The Bylaws of EvergreenBancorp provide that it will indemnify any individual made a party to a civil or criminal action, suit or proceeding because the individual is or was a director against liability incurred in the action, suit or proceeding, except in relation to matters as to which it shall be adjudged that such director is liable by reason of his willful malfeasance, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

In the case of a criminal action, the Bylaws of EvergreenBancorp provide that a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not of itself be deemed and adjudication that such director is liable for negligence or misconduct in the performance of his duties to the corporation.

The Revised Code of Washington (RCW) provides that a corporation may not indemnify a director made a party to a proceeding because the individual is or was a director against liability incurred:

1.	In connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or

2.	In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

EvergreenBancorp has a Directors’ and Officers’ Liability Insurance Policy that provides coverage sufficiently broad to permit indemnification under certain circumstances (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 16.	Exhibits

Number	Description
5	Opinion of Graham & Dunn PC, Seattle, Washington, regarding legality of shares to be issued under the Plan.

23(a)	Consent of Graham & Dunn PC (included in Exhibit 5)

23(b)	Consent of Crowe Chizek and Company LLC

99	Authorization Form

II-1

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offer would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distributions not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on the 23 rd day of May, 2008.

EVERGREENBANCORP, INC.

By:	/s/ GERALD O. HATLER
Gerald O. Hatler President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gerald O. Hatler and Gordon D. Browning, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments, including pre- and/or post-effective amendments to this Registration Statement, with the Securities and Exchange Commission, granting to such attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ GERALD O. HATLER Gerald O. Hatler	President and Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2008

/s/ GORDON D. BROWNING Gordon D. Browning	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2008

/s/ RICHARD W. BALDWIN Richard W. Baldwin	Director	May 23, 2008

/s/ CRAIG O. DAWSON Craig O. Dawson	Director	May 23, 2008

/s/ CAROLE J. GRISHAM Carole J. Grisham	Director	May 23, 2008

/s/ ROBERT J. GROSSMAN Robert J. Grossman	Director	May 23, 2008

/s/ STAN W. MCNAUGHTON Stan W. McNaughton	Director	May 23, 2008

/s/ RUSSEL E. OLSON Russel E. Olson	Director	May 23, 2008

/s/ JOSEPH M. PHILLIPS Joseph M. Phillips	Director	May 23, 2008

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